Exhibit 10(h)(5)

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT (this “Agreement”, together with the Option Award Letter attached hereto, the “Equity Agreements”) is entered into as of December 13, 2006 and effective as of the Effective Date (as defined below), among NewStar Financial, Inc., a Delaware corporation (formerly known as Novus Capital, Inc., the “Company”), and David R. Dobies, the holder of the number of shares of Class A Common Stock (as defined below), set forth under the heading “Restricted Stock” on Schedule I hereto (such person being referred to as the “Management Stockholder”).

WITNESSETH:

WHEREAS, on June 17, 2004, the Management Stockholder and the Company entered into a Restricted Stock Agreement (the “Original Agreement”) which set forth certain rights and restrictions of the Management Stockholder with respect to the Restricted Stock (as hereinafter defined);

WHEREAS, the Original Agreement contemplated, among other things, that upon the initial public offering of the Common Stock (the “IPO”), the Company would grant the Management Stockholder options to purchase Common Stock based on the formulas set forth in Section 4 of the Original Agreement (the “RSA Options”);

WHEREAS, upon the effective date of the registration statement on form S-1 registering the IPO (the “Effective Date”), the Company will grant the Management Stockholders the RSA Options in the form attached hereto as Exhibit A and the Investors (as defined in the Original Agreement) will have been deemed to have achieved the Minimum Required Internal Rate of Return (as defined in the Original Agreement);

WHEREAS, pursuant to the terms of the Company’s second amended and restated certificate of incorporation, upon the consummation of the IPO, each of the Company’s outstanding shares will, pursuant to a reverse stock split (the “Reverse Stock Split”), automatically be deemed .4031 shares;

WHEREAS, pursuant to the terms of the Company’s second amended and restated certificate of incorporation, immediately following the Reverse Stock Split, each share of the Company’s Class A Common Stock shall automatically convert to one share of the Company’s Common Stock (the “Class A Conversion”);

WHEREAS, each of the Management Stockholder and the Company desire to amend and restate the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Management Stockholder hereby agree as follows:

1. Certain Definitions. For purposes of the Equity Agreements, the following terms shall have the following meanings:

“Award” means the shares of Restricted Stock and RSA Options described hereunder. Awards may be granted for services to be rendered or for services already rendered to the Company or any Affiliate.

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) a partner, member or stockholder of any Stockholder, or (iii) any spouse, domestic partner, child, grandchild, parent, grandparent or sibling of a Stockholder or a trust or other entity for their benefit; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” means $1,594.12.

“Amended and Restated Restricted Stock Agreements” shall mean the Amended and Restated Restricted Stock Agreements, substantially in the form of this agreement, entered into between the Company and the Management Members on the date hereof.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Cause” means “Cause” as defined in the Management Stockholder’s employment agreement with the Company or, if the Management Stockholder does not have an employment agreement with the Company, (i) the willful and continued failure of the Management Stockholder to perform substantially the Management Stockholder’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Management Stockholder by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the Management Stockholder has not substantially performed the Management Stockholder’s duties, or (ii) willful engaging by the Management Stockholder in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of or made a plea of guilty or nolo contendere to, a felony, or (iv) a material breach of his or her obligations under Section 4 or Section 5 hereof. For purposes of this definition of “Cause”, no act or failure to act on the part of the Management Stockholder shall be considered “willful” unless it is done, or omitted to be done, by the Management Stockholder in bad faith or without reasonable belief that the Management Stockholder’s actions or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Management Stockholder in good faith and in the best interests of the Company.

“Change of Control” means the occurrence of one or more of the following events:

(a) the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(c) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 51% or more of the combined voting power of the voting securities of the Company other than as a result of (X) an acquisition of securities directly from the Company or (Y) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities;

(d) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors; or

(e) the liquidation or dissolution of the Company;

provided, however, that in no case shall (1) the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change in Control.

“Change of Control Liquidity Event” means a Change of Control and, within two years after such Change of Control, either (i) the termination of the Management Stockholder without Cause (provided that the termination was not for Performance Reasons with respect to which the Management Stockholder received written notice from the Board of such acts or omissions resulting in Performance Reasons prior to such Transfer and failed to cure the same within the cure period provided by the Board in accordance with the definition of the term “Performance Reasons”) or (ii) the termination by the Management Stockholder for Good Reason.

“Class A Common Stock” means the Company’s authorized shares of Class A Common Stock, par value $0.01 per share.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Entity” means the Company or one of its Subsidiaries.

“Confidential Information” means any information relating to the business or affairs of the Company Entities or, as provided below, any of their respective Affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by a Company Entity, profit margins or other proprietary information used by such Company Entity or any of its Affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by the Management Stockholder in violation of this Agreement, (ii) information that was known to the Management Stockholder prior to becoming a consultant to or an employee of the Company or (iii) information which becomes known to the Management Stockholder following a Termination Event, through no wrongful act of the Management Stockholder, by disclosure from a third party unless the Management Stockholder has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any Affiliate has a separate confidentiality requirement or agreement to which any Company Entity is subject, such confidentiality requirement or agreement shall supercede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an Affiliate, Confidential Information for purposes of this definition as it relates to Affiliates shall be deemed to include only Confidential Information of Affiliates, the employees or consultants of which, are participants or observers at Board meetings of the Company.

“Continuing Directors” shall mean as of any date of determination, any member of the Board who (i) was a member of the Board immediately after the date of the Company’s initial public offering, or (ii) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the Continuing Members who were members of the Board at the time of that nomination or election.

“Corporate Transaction” means any exchange, reclassification or other conversion of shares of Common Stock into any cash, securities, or other property pursuant to a merger or consolidation of the Company or any Subsidiary of the Company with any Person.

“Forfeiture” means the transfer by the Management Stockholder to the Company of Restricted Stock in exchange for the Purchase Price and the forfeiture by the Management Stockholder of any and all rights, interests and claims in respect of such shares of Restricted Stock upon the occurrence of an event specified in, and to the extent provided in, Section 2. “Forfeited” shall have a corollary meaning when used herein.

“Good Reason” means “Good Reason” as defined in the Management Stockholder’s employment agreement with the Company or, if the Management Stockholder does not have an employment agreement with the Company, the occurrence of (i) a reduction by the relevant Company Entity in the Management Stockholder’s annual base salary from such Management Stockholder’s annual base salary then in effect, (ii) a forced relocation by the relevant Company Entity of the Management Stockholder’s place of employment to a location greater than twenty five (25) miles from his or her initial place of employment or, if the Management Stockholder’s initial place of employment is in the Darien, Connecticut office of the Company, outside of Fairfield County, Connecticut or (iii) a material diminution by the relevant Company Entity in the Management Stockholder’s principal duties and responsibilities; provided that a change or restructuring of the reporting structure of the Company or of the person to which the Management Stockholder directly reports or a change in the Management Stockholder’s title shall not constitute a material diminution of the Management Stockholder’s duties and responsibilities for purposes of clause (iii).

“Management Members” means the Management Stockholder and all other Persons that are parties to Amended and Restated Restricted Stock Agreements.

“Non-Forfeitable Shares” means the shares of Restricted Stock which are no longer subject to Forfeiture under Section 2(a) or Section 2(c)(i).

“Nonqualified Stock Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

“Performance Reasons” shall exist (i) when the Management Stockholder fails to meet commercially reasonable written performance objectives and has failed to cure (if the failure is not due to acts, events or conditions outside of the Management Stockholder’s control) such act or omission or acts or omissions to the reasonable satisfaction of the Board, within such reasonable time as the Board shall determine and specify in such written notice, but in no case less than thirty (30) days after receipt of written notice from the Company, specifying such act or omission, or (ii) if the Management Stockholder is unwilling to relocate to a location less than twenty-five (25) miles from their initial place of employment or, if the Management Stockholder’s initial place of employment is in the Darien, Connecticut office of the Company, outside of Fairfield County, Connecticut.

“Permitted Transferee” means any spouse, domestic partner, lineal descendant, sibling, parent, heir, executor, administrator, charitable trust, testamentary trustee, legatee or beneficiary of the Management Stockholder or a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Stockholder and any spouse, domestic partner, lineal descendant, sibling, parent or heir of the Management Stockholder.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means, with respect to a Forfeiture, the amount obtained by dividing the Aggregate Purchase Price by the number of shares of Restricted Stock to be Forfeited.

“Restricted Business” means any of the following: (i) the business of extending senior, subordinated or asset-based loans to middle-market companies as targeted by the Company at the effective date of the Termination Event, (ii) providing real estate financing of the types offered by the Company at the effective date of the Termination Event, (iii) extending asset-backed loans or investing in asset-backed securities with financial products of the types then offered by the Company at the effective date of the Termination Event or (iv) any other material line of business engaged in by the Company at the effective date of the Termination Event.

“Restricted Stock” means the shares of Common Stock set forth under the heading “Restricted Stock” on Schedule I hereto and any and all securities that are distributed or paid in respect of Restricted Stock, including as a result of a stock dividend or distribution, stock split, recapitalization or similar transaction, including a Corporate Transaction.

“Stockholders Agreement” means the Stockholders’ Agreement among the Company and the securityholders named therein, dated June 18, 2004, and all amendments thereto.

“Subsidiary” means, with respect to the Company, any Person in which the Company owns at least fifty-one percent (51%) of the voting control or economic interests and which is an operating subsidiary of the Company.

“Termination Event” means the termination of employment or consultancy of the Management Stockholder with the relevant Company Entity.

“Transfer” means, with respect to any shares of capital stock of the Company, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, however, that any pledge of such shares to the Company or to a lender of a Company Entity as security for such Company Entity’s obligations shall not constitute a Transfer for purposes hereof.

2. Terms and Conditions of Awards. The Awards, and any shares of Common Stock issued pursuant to an exercise of an RSA Option, shall be subject to the terms and conditions of the 2006 Incentive Plan of the Company (the “Incentive Plan”) (although such Awards and any shares of Common Stock issued with respect to the exercise of any RSA Options shall not be deemed to have been granted under the Incentive Plan), including, without limitation, Article IX (Parachute Limitations), Article XI (Administration) and Article XII (Miscellaneous Provisions), including any amendments thereto, but excluding Article II (Shares Subject to Plan). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Incentive Plan.

3. Release or Forfeiture of Restricted Stock. The Restricted Stock is fully vested subject to Forfeiture as provided in this Section 3.

(a) General Termination Forfeiture. Subject to Section 3(b) and Section 3(c), the Restricted Stock shall be subject to Forfeiture as follows:

(i) As of the Effective Date, sixty percent (60%) of the Restricted Stock constitutes Non-Forfeitable Shares;

(ii) forty percent (40%) of the Restricted Stock is Forfeited if a Termination Event occurs after the Effective Date and prior to June 17, 2007;

(iii) twenty percent (20%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after June 17, 2007 and prior to June 17, 2008; and

(iv) zero percent (0%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after June 17, 2008.

(b) Change of Control Liquidity Event. Notwithstanding the provisions of Section 3(a), upon the occurrence of a Change of Control Liquidity Event, one hundred percent (100%) of the Restricted Stock shall constitute Non-Forfeitable Shares.

(c) Forfeiture Upon Certain Termination Events.

(i) Notwithstanding Section 3(a), if the employment of the Management Stockholder was terminated (A) by the Management Stockholder for Good Reason or (B) by the Company without Cause (provided that the termination was not for Performance Reasons), then only those shares of Restricted Stock that would not be Non-Forfeitable Shares pursuant to Section 3(a) on the first anniversary of the effective date of the Termination Event (as if such Termination Event occurred on such first anniversary) will be Forfeited. However, if the Termination Event was for Performance Reasons, the Management Stockholder shall Forfeit those shares of Restricted Stock that are not Non-Forfeitable Shares on the effective date of the Termination Event.

(ii) Notwithstanding Section 3(a), if the Termination Event was due to the Management Stockholder’s death or disability, then upon such death or the effective date of the Termination Event, as applicable, one hundred percent (100%) of the Restricted Stock shall constitute Non-Forfeitable Shares.

(iii) Notwithstanding Section 3(a), if the employment or consultancy of the Management Stockholder was terminated by any Company Entity for Cause, then all of the shares of Restricted Stock that are not Non-Forfeitable Shares as of the effective date of the Termination Event will be Forfeited on such date.

(d) Management Equity Incentive Pool. All shares of Common Stock which are Forfeited by a Management Member pursuant to Section 3(a) or Section 3(c) (or any successor sections of similar meaning) of an Amended and Restated Restricted Stock Agreement will be added to the amount of equity incentives available to be granted to senior management of the Company that are party to Amended and Restated Restricted Stock Agreements.

4. Dividends. The Management Stockholder will have all the rights of a stockholder with respect to the Restricted Stock, including the right to receive all ordinary cash dividends as the Board may pay with respect to the Common Stock in accordance with the terms of the Company’s Certificate of Incorporation.

5. Confidentiality. The Management Stockholder agrees that Confidential Information was and shall be made available in connection with the Management Stockholder’s employment by or consultancy with the Company Entities. The Management Stockholder acknowledges that the Confidential Information that he or she develops or invents in connection with his or her employment by or services to a Company Entity or has obtained or will obtain in connection therewith is the property of such Company Entity. The Management Stockholder agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Management Stockholder is subject); provided that the Management Stockholder gives such Company Entity prompt notice of such requests, to the extent practicable, so that such Company Entity may seek an appropriate protective order or similar relief (and the Management Stockholder shall cooperate with such efforts by such Company Entity at Company expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless the Management Stockholder reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to the Management Stockholder), (ii) if the prior written consent of the Board shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of the Management Stockholder to perform his duties as an employee of or consultant to a Company Entity and, in his reasonable judgment, such disclosure is not harmful to the Company.

6. Restrictive Covenants.

(a) During the term of employment and for a period of one (1) year after the effective date of the Termination Event (the “Non-Compete Period”) (i) the Management Stockholder shall not, directly or indirectly, (A) alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity personally engage or participate in any Restricted Business as a material portion of his or her responsibilities, (B) cause, solicit, induce or encourage any employees, consultants or contractors of the Company Entities to leave such employment or service, or hire, employ or otherwise engage any such individual, or (C) cause, induce or encourage any customer, supplier or licensor of the Company Entities, or any other Person who has a material business relationship with the Company Entities, to terminate or modify any such relationship.

(b) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 6 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7. Conflicting Agreements. The Management Stockholder represents and agrees that, except as provided in the Stockholders Agreement, he shall not, without Board consent, (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Restricted Stock or (b) other than the Management Stockholder’s employment agreement with the Company, enter into any agreement or arrangement of any kind with any Person with respect to its shares of Restricted Stock inconsistent with the provisions of this Agreement.

8. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

9. Notices. All notices and other communications hereunder shall be given in accordance with Section 7.02 of the Stockholders Agreement.

10. Custody; Legend. The certificates representing the Restricted Stock and bearing such legends as may be required by the Company to evidence the restrictions specified herein will be issued in the Management Stockholder’s name but will be held in custody by the Company. The Management Stockholder shall receive certificates representing the Restricted Stock at such time that the shares of Restricted Stock have become Non-Forfeitable Shares. At such time as the restrictions imposed by this Agreement are no longer applicable, the legend referred to in the preceding sentence shall be removed.

11. Entire Agreement. The Equity Agreements, the Stockholders Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) and the applicable provisions of the Incentive Plan constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter; provided, however, in the event of a conflict between the terms of the Equity Agreements and the Management Stockholder’s employment agreement, the terms of the employment agreement shall prevail.

12. No Right To Continued Employment. The Equity Agreements are not a contract of employment and the terms of the Management Stockholder’s employment or service with the Company shall not be affected by, or construed to be affected by, this Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, an obligation (i) on the part of the Company to continue the Management Stockholder’s employment or service with the Company or (ii) on the part of the Management Stockholder to remain in the employ of or service to the Company.

13. Further Agreements. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of the Equity Agreements.

14. Waiver and Amendment. Any of the provisions of this Agreement may be waived by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. This Agreement may not be amended except by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. Notwithstanding the foregoing, except as otherwise expressly set forth in the proviso in this sentence, in the event that Management Members holding not less than sixty-six and two-thirds percent (66  2/3%) of the Common Stock subject to Amended and Restated Restricted Stock Agreements held by all such Management Members waive any provision of, or execute an amendment to, their respective Amended and Restated Restricted Stock Agreement (or such smaller percentage equal to 100% minus the aggregate percentage of the Common Stock held by such notifying non-consenting Management Members if fewer than four (4) Management Members notify the Company in writing that they will not agree to such waiver or amendment after receiving notice of the request for such waiver or amendment), the Management Stockholder hereby agrees, upon the request therefor from the Company, to waive such provision or execute such amendment to this Agreement on the same terms, provided that the Management Stockholder shall not be required to waive or amend (i) any term of this Agreement that would treat such Management Stockholder in an inconsistent manner with respect to all other Management Members or (ii) any amendment to the terms of Sections 3(a), 6 or this Section 14. Notwithstanding the foregoing, the Company may amend this Agreement without the consent of the Management Stockholder or any other Management Member to the extent that the Board in its good faith judgment determines necessary to correct a manifest error in any term hereof.

15. Assignment; Successors and Assigns. Except as otherwise expressly provided herein, the Restricted Stock and the rights and obligations of the parties herein may not be assigned without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

16. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: President

SIGNATURE PAGE TO AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

MANAGEMENT STOCKHOLDER:

/s/ David R. Dobies
David R. Dobies

SIGNATURE PAGE TO AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

SCHEDULE I

SCHEDULE OF RESTRICTED STOCK

MANAGEMENT STOCKHOLDER	RESTRICTED STOCK
David R. Dobies	159,412 shares of Class A Common Stock which shall be 64,259 shares of Common Stock after giving effect to the Reverse Stock Split and the Class A Conversion

EXHIBIT A

See Attached

NEWSTAR FINANCIAL, INC.

RSA Option Award Letter

Pursuant to this RSA Option Award Letter (the “Award Letter”), NewStar Financial, Inc. hereby grants to you (the “Optionee”) the following option (the “Option”) to purchase Common Stock. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Amended and Restated Restricted Stock Agreement between you and the Company dated December 13, 2006 (the “Agreement”):

Name of Optionee:	David R. Dobies

Total Number of shares of Common Stock Subject to this Option:	107,225

Exercise Price per share of Common Stock:	$ 17.00

Grant Date:	December 13, 2006

Vesting Commencement Date:	December 13, 2006

Vesting Schedule:	The shares subject to this Option shall vest according to the following schedule: (i) 60% upon the Effective Date and (ii) 10% on each anniversary of the Effective Date for each of the four years following the Effective Date.

Date Exerciseable:	This Option may be exercised to the extent the shares subject to this Option have vested at any time after the Grant Date.

Acceleration:	Upon the occurrence of a Change of Control Liquidity Event or upon termination of the Optionee for death or disability, one hundred percent (100%) of the shares subject to this Option shall automatically vest.

Effect of Termination:

If the employment of the Optionee was terminated (A) by the Optionee for Good Reason or (B) by the Company without Cause (provided that the termination was not for Performance Reasons), then the shares subject to this Option shall continue to vest for one (1) year following the date of the Termination Event. Any shares that have not vested by the one year anniversary of the date of the Termination Event shall be cancelled and of no further effect.

If the employment of the Optionee was terminated by the Company for Cause or for Performance Reasons, then all shares subject to this Option shall cease vesting on the date of the Termination Event. Any shares that have not vested on the date of the Termination Event shall be cancelled and of no further effect.

Expiration Date:	This option shall expire ten (10) years from the Grant Date, unless earlier terminated as described below.

Expiration of Option Upon Termination:

Except as otherwise extended by the Board, upon the termination of the service of the Optionee, this Option shall expire on the earliest of the following occasions:

(i) subject to clause (iv), the date that is three months after the voluntary termination of the Optionee’s service or the termination of the Optionee’s service by the Company (or by an Subsidiary) other than for Cause;

(ii) the date of the termination of the Optionee’s service by the Company (or by an Subsidiary) for Cause;

(iii) the date one year after the termination of the Optionee’s service by reason of Optionee’s death or disability; or

(iv) in the case of a Change of Control Liquidity Event, the Expiration Date.

Other Terms:	Additional terms of this Option are set forth in the General Terms attached hereto.

Conflicting Terms:	In the event of a conflict between the terms of this Award Letter and the Optionee’s employment agreement, the terms of the employment agreement shall prevail.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms of the Agreement, the 2006 Incentive Plan of the Company (to the extent set forth in the Agreement) and the General Terms.

OPTIONEE:	NEWSTAR FINANCIAL, INC.

By:
Name: David R. Dobies	Name:	Timothy J. Conway
Address:	Title:	President

SIGANATURE PAGE TO RSA OPTION GRANT

NEWSTAR FINANCIAL, INC.

RSA Option Award

General Terms

1. Type of Option. This Option is intended to qualify as a Non-Qualified Stock Option.

(a) Vesting of Option if Service Continues. If the Optionee’s service to the Company has continued through the periods set forth in the Vesting Schedule set forth in the Award Letter, the Optionee may exercise the Option for such number of Shares as have become exercisable pursuant to such schedule. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the date on which any portion of the Option becomes exercisable, subject to the requirements of section 409A of the Code. The foregoing rights are cumulative and may be exercised only before the expiration date set forth in the Award Letter.

(b) Purpose and Waiver. The purpose of this Option is to encourage the Optionee to enter into and/or maintain a continuing and long-term relationship with the Company. It is not a purpose of this Option to reward the Optionee for the completion of any specific project or of any discrete period of service which may fall between consecutive vesting periods of this Option. By signing the Award Letter, the Optionee hereby waives any claims to any Shares that have not become exercisable pursuant to Section 1(a) as of the date of the termination of the Optionee’s service to the Company and Shares that are subject to repurchase upon the exercise of the Repurchase Option (as defined herein).

2. Exercise.

(a) General. Within the limits set forth in Section 1 above, the Option may be exercised from time to time with respect to all or any part of the Shares as to which it is exercisable at the time; provided, however, that the Option may not be exercised as to less than 10% of the total number of Shares subject to this Option at any one time, except with respect to the remaining Shares then purchasable under the Option, if less than 10% of such total number of Shares remain. Shares purchased upon exercise of this Option will be subject to restrictions on transfer. In addition, the exercise of the Option shall be subject to satisfaction of all conditions the Committee may impose on the exercise of the Option pursuant to the Award Letter or the Agreement, and any such exercise shall be effective only after all such conditions have been satisfied.

(b) Deliveries. To exercise the Option, the Optionee (or other person exercising the Option) must deliver to the Company the following:

(i) a completed and signed Notice of Stock Option Exercise, in the form of Attachment A hereto (the “Exercise Notice”). If the Option is being exercised by a person other than the Optionee, the Exercise Notice must be accompanied by proof of the right of such person to exercise the Option and such other pertinent information as the Company deems necessary;

(ii) payment in full of the aggregate Exercise Price of the Shares being purchased:

(1) in cash or by check made payable to the order of the Company;

(2) subject to Section 2(c), below, by delivery of shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price;

(3) subject to Section 2(c), below, if previously approved by the Committee, by a combination of cash, check and/or shares of Common Stock; or

SIGANATURE PAGE TO RSA OPTION GRANT

(4) if the Common Stock is then traded on a national securities exchange or on the NASDAQ National Market (or successor trading system), by delivery of an irrevocable undertaking, satisfactory in form and substance to the Company, by a creditworthy securities broker to sell such Shares and to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price and any applicable withholding taxes, or delivery by the Optionee to the Company of a copy of irrevocable instructions, satisfactory in form and substance to the Company, to a creditworthy securities broker to sell such Shares and to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price and any applicable withholding or employment taxes; or

(5) if the Common Stock is then traded on a national securities exchange or on the NASDAQ National Market (or successor trading system), by delivery by the Optionee to the Company of a copy of irrevocable instructions, satisfactory in form and substance to the Company, to pledge such Shares to a securities broker or lender approved by the Company as security for a loan, and to deliver promptly to the Company sufficient funds to pay the aggregate Exercise Price and any applicable withholding or employment taxes.

(c) Limitations on Payment by Delivery of Common Stock. If clause (2) or (4) of Section 2(b)(ii) is applicable, and if the Optionee wishes to deliver shares of Common Stock held by the Optionee (“Old Stock”) to the Company in full or partial payment of the aggregate Exercise Price, then:

(i) the certificate or certificates representing such Old Stock shall be duly endorsed for transfer to the Company and such Old Stock shall be free of all transfer restrictions, liens, encumbrances and other legal or equitable interests;

(ii) if the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by the Equity Agreements; and

(iii) notwithstanding any provision of the Equity Agreements to the contrary, the Optionee may not pay any part of the aggregate Exercise Price hereof by transferring Old Stock to the Company (A) unless such Old Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six (6) months and (B) the Committee determines that payment of the aggregate Exercise Price by delivery of such Old Stock will not result in a charge to earnings for financial accounting purposes.

(d) Share Certificate(s).

(i) Delivery. Subject to Section 2(e), below, the Company shall deliver a certificate or certificates representing the Shares to the transfer agent of the Company, as custodian (the “Custodian”) as soon as practicable after receipt of the deliveries specified in Section 2(b), above. Such certificate or certificates shall be registered in the name of the person or persons so exercising this Option. The certificate or certificates so delivered to the Custodian shall be held by the Custodian for the benefit and in favor of the Optionee, subject to the provisions of this Section 2(d). Notwithstanding the escrow, the Optionee shall retain the right to vote and enjoy all other rights and incidents of ownership of the Shares represented by said certificates. The Custodian shall issue a receipt to the Optionee evidencing the delivery of the stock certificates and transfer powers. The Custodian shall arrange to keep any stock certificates and stock transfer powers delivered to him under this Section 2(d) in a secure place and shall keep true and accurate records of all such certificates and powers.

(ii) Concerning the Custodian. The Company shall indemnify and hold harmless the Custodian against any and all costs or expenses (including attorneys’ fees expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Award Letter. Any person succeeding to the office of Treasurer shall succeed to and assume the rights and obligations of Custodian hereunder.

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(e) Legal and Regulatory Matters. No Shares shall be issued upon the exercise of this Option unless and until the Company has determined in its sole discretion that:

(i) The Company and the Optionee have taken all actions required to register the Shares under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), or to perfect an exemption from the registration requirements of the Securities Act;

(ii) Any applicable listing requirements of any stock exchange or other securities market on which the Common Stock is listed have been satisfied; and

(iii) All other applicable provisions of federal and state law have been satisfied.

(f) The Company may require, as a condition to the exercise of this Option, that Optionee agree to be bound by certain provisions specified by the Company, in addition to the provisions of Sections 4 and 5 hereof.

3. No Rights as Shareholder. The Optionee (or any other person entitled to exercise the Option) shall not be entitled to any rights as a shareholder of the Company with respect to any Shares issuable upon exercise of this Option until such Shares shall have been registered on the stock transfer books of the Company in the name of the Optionee (or such other person).

4. Restrictions on Transfer.

(a) No Transfer of Options. This Option is not transferable by the Optionee except to a Permitted Transferee.

(b) No Transfer of Shares. The Optionee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any of the Shares, or any interest therein, unless such transfer is made in compliance with the provisions of the Equity Agreements and the Stockholders Agreement.

(c) Condition to Transfers to Permitted Transfers. It shall be a condition of transfer to a Permitted Transferee that (i) the transferee agrees to be bound by the terms of the Equity Agreements and (ii) the Optionee has complied with all applicable laws in connection with such transfer.

(d) Effect of Prohibited Transfer of Shares. Any transfer of Shares in violation of this Award Letter shall be void. The Company shall not be required (i) to transfer on its books any of the Shares which shall have been transferred in violation of this Award Letter or (ii) to treat as the owner of such Shares or pay dividends to any transferee to whom any such Shares shall have been so transferred.

5. Securities Law Restrictions on Resale.

(a) Optionee’s Representations and Agreements. The Optionee represents and agrees that (i) unless and until registered under the Securities Act, the Shares will be of an illiquid nature and will be deemed to be “restricted securities” for purposes of the Securities Act; (ii) the Shares to be acquired upon exercising this Option will be acquired for investment, and not with a view to the sale or distribution thereof, and (iii) such Shares may not be sold except in compliance with the registration requirements of the Securities Act or an exemption therefrom.

(b) Legends on Certificates. Unless the Shares have been registered under the Securities Act, each certificate evidencing any of the Shares shall bear a legend referring to the restrictions on transfer imposed by the Securities Act, and any applicable state securities laws, as well as a legend to the following effect:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL OF THE TERMS AND

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CONDITIONS OF A CERTAIN STOCK OPTION AWARD LETTER BETWEEN THE COMPANY AND THE REGISTERED OWNER OF THIS CERTIFICATE. THE COMPANY WILL FURNISH A COPY OF SUCH AWARD LETTER TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

(c) Removal of Legends. If, in the opinion of counsel to the Company, any legend placed on a stock certificate representing Shares issued under this Award Letter is no longer required, then the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

(d) Lock-up Agreement. The Optionee agrees that, in the event that the Company effects any underwritten public offering of Common Stock registered under the Securities Act, neither the Shares nor any interest in the Shares may be sold, offered for sale, pledged or otherwise disposed of, directly or indirectly (including through the granting of options or any hedging transactions), without the prior written consent of the managing underwriter(s) of the offering, for the same period of time after the execution of an underwriting agreement in connection with such offering, and on the same terms, that all of the Company’s then directors and executive officers agree to be restricted.

6. No Retention Rights. Nothing in the Award Letter or the Agreement confers upon the Optionee any right to continue in the service of the Company for any period of specific duration or shall be construed to interfere with or otherwise restrict in any way the rights of the Company or of the Optionee, which rights are expressly reserved by each, to terminate the Optionee’s service at any time and for any reason, with or without cause.

7. Taxes. As a condition to the issuance of Shares upon exercise of this Option, the Optionee hereby agrees that, if the Company in its discretion determines that it is or could be obligated to withhold any tax in connection with the exercise of this Option, or in connection with the transfer of, or the lapse of restrictions on, any Shares or other property acquired pursuant to the Option, the Company may, in its discretion, withhold the appropriate amount of tax (a) in cash from the Optionee’s wages or other remuneration or (b) in kind from the Shares or other property otherwise deliverable to the Optionee on exercise of this Option. The Optionee further agrees that, if the Company does not withhold an amount sufficient to satisfy the withholding obligation of the Company, the Optionee will on demand, and as a condition to the issuance of Shares upon the exercise of this Option, make reimbursement in cash for the amount underwithheld or, if permitted by the Committee, provide such cash or other security as the Committee deems adequate to meet the liability or potential liability of the Company for the withholding of tax, and to augment such cash or other security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such cash or other security.

8. Amendments. The Committee may at any time or times amend the Option granted hereunder for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law. Except for amendments described in the foregoing sentence necessary to comply with applicable laws and regulations, no termination, amendment of the Option or the Award Letter shall, without the Optionee’s consent, materially adversely affect the Optionee’s rights under the Option or the Award Letter. Notwithstanding the foregoing, this Award Letter shall be amended as required by Section 10(h) below to the extent required by regulatory or statutory guidance.

9. Adjustments for Stock Splits, Stock Dividends, Etc. If from time to time while the Shares subject to this Option remain outstanding there is any stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, (a) any and all new, substituted or additional securities to which the Optionee is entitled by reason of his ownership of Shares shall be immediately subject to the restrictions on transfer and other provisions of the Equity Agreements in the same manner and to the same extent as such Shares and (b) appropriate adjustment shall be made to the Exercise Price, subject to compliance with section 409A of the Code, if applicable. No adjustment shall be made for dividends or similar rights for which the record date is prior to the date of exercise.

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10. Miscellaneous.

(a) Subject to Agreement. The Optionee acknowledges that this Option is subject to the terms and conditions of the Agreement and of the Incentive Plan (to the extent set forth in the Agreement).

(b) Severability; Governing Law. If any provisions of this Award Letter shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Award Letter shall be governed by, and construed in accordance with, the internal laws of Delaware, without giving effect to the principles of the conflicts of laws thereof.

(c) Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by the Company if the Optionee fails to comply with the provisions of this Award Letter and that, in the event of any such failure, the Company will not have an adequate remedy at law. The Company shall, therefore, be entitled to obtain specific performance of each of the Optionee’s obligations hereunder and to obtain immediate injunctive relief. The Optionee shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that the Company has an adequate remedy at law.

(d) Binding Effect. This Award Letter shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

(e) Notices. All notices required or permitted hereunder shall be in writing and be effective upon personal delivery, upon deposit with the United States Post Office, by registered or certified mail, postage prepaid, or upon deposit with a recognized express overnight courier service, addressed, if to the Company, to its principal executive office at the time, Attention: President, and if to the Optionee, to the address shown beneath his or her signature on the signature page of this Award Letter, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10(e).

(f) Entire Agreement. This Award Letter, together with the Agreement and as applicable, the Incentive Plan, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, of the parties hereto concerning the subject matter hereof.

(g) Waivers. Any provision contained in this Award Letter may be waived, either generally or in any particular instance, by the Committee or by an Optionee, but no such waiver by the Committee shall operate to the detriment of the Optionee without the Optionee’s consent.

(h) Statutory Requirements and Subsequent Amendment. This Award Letter and the grant of any Option hereunder is intended, to the extent applicable, to constitute good faith compliance with the requirements of the American Jobs Creation Act, specifically with respect to the definition of deferred compensation and the provisions of section 409A of the Code. To the extent required by subsequent guidance, whether statutory or regulatory, the Company and Optionee agree that any Option granted hereunder may be modified, rescinded or substituted by the Company with an award of comparable economic value as required to maintain compliance with the provisions of section 409A of the Code.

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Attachment A

Notice of Stock Option Exercise

(To be completed and signed only on exercise of Option)

I hereby exercise the stock option (the “Option”) granted by NewStar Financial, Inc. (the “Company”) to me on             , subject to all the terms and provisions thereof as contained in the RSA Option Award Letter of the same date signed by me concerning such Option (the “Award Letter”) and the Amended and Restated Restricted Stock Agreement (the “Agreement”), and notify you of my desire to purchase             Shares pursuant to the Option.

Enclosed is my check in the sum of $             in full payment for such Shares and applicable withholding and employment taxes.

I have been made aware of and understand that a holder of Non-Qualified Stock Options will be taxed upon the holder’s exercising his/her options, and may be subject to withholding.

I understand that all taxes relating to the exercise of these options are my responsibility alone, and have sought advice from my tax advisor as I determined appropriate.

I hereby confirm to the Company each of my representations, covenants and agreements in the Award Letter and the Agreement.

All capitalized terms in this Notice of Stock Option Exercise have the meanings set forth in the Award Letter or in the Agreement, as the case may be.

DATED:_________________

Signature:

Name:

SIGANATURE PAGE TO RSA OPTION GRANT